Exhibit 99.2

ITEM 1.	BUSINESS
History
XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis. We were incorporated with limited liability under the Cayman Islands Companies Act on March 16, 1998, as EXEL Merger Company. XL Capital Ltd was formed as a result of the merger of EXEL Limited and Mid Ocean Limited on August 7, 1998, and the company was named EXEL Limited on that date. At a special general meeting held on February 1, 1999, the shareholders of EXEL Limited approved a resolution changing the name of the company to XL Capital Ltd.
EXEL Limited and Mid Ocean Limited were incorporated in the Cayman Islands with principal operations in Bermuda in 1986 and 1992, respectively. On June 18, 1999, XL Capital Ltd merged with NAC Re Corp. (“NAC”), a Delaware corporation organized in 1985, in a stock merger.
On July 25, 2001, we acquired certain Winterthur International insurance operations (“Winterthur International”) to extend our predominantly North American-based large corporate insurance business globally.
Effective January 1, 2002, we increased our shareholding in Le Mans Ré from 49% to 67% in order to expand our international reinsurance operations. On September 3, 2003, we exercised our option to buy the remaining 33% from Les Mutuelles du Mans Assurances (“MMA”) and changed the name of Le Mans Ré to XL Re Europe S.A. On October 18, 2006, we received approval to form a new European company, XL Re Europe Limited, based in Dublin, Ireland, which is licensed to write all classes of reinsurance business; during 2013, the company re-registered as a European public limited–liability company and changed its name to XL Re Europe SE. XL Re Europe SE is the headquarters of the company’s European reinsurance platform with branch offices in France, Switzerland and the United Kingdom (the “U.K.”).
On August 4, 2006, we completed the sale of approximately 37% of our then financial guarantee reinsurance and insurance businesses through an initial public offering of 23.4 million common shares of Syncora Holdings Ltd. (“Syncora”) (formerly Security Capital Assurance Ltd. or “SCA”). On June 6, 2007, we completed the sale of an additional portion of Syncora’s common shares still owned by the company through a secondary offering and thereby reduced our ownership of Syncora’s outstanding common shares further from approximately 63% to approximately 46%. On August 5, 2008, we closed an agreement (the “Master Agreement”) with Syncora and its subsidiaries, as well as certain counterparties to credit default swap agreements, in connection with the termination of certain reinsurance and other agreements. As part of the Master Agreement, we transferred all of the shares we owned in Syncora to a trust and, as a result, have no further ownership interest in the company.
On July 1, 2010, XL Group plc, a newly formed Irish public limited company (“XL-Ireland”) and XL Capital Ltd (now known as XLIT Ltd.), an exempted company organized under the laws of the Cayman Islands (“XL-Cayman”), completed a redomestication transaction in which all of the ordinary shares of XL-Cayman were exchanged for all of the ordinary shares of XL-Ireland (the “Redomestication”). As a result, XL-Cayman became a wholly-owned subsidiary of XL-Ireland. On July 23, 2010, the Irish High Court approved XL-Ireland’s creation of distributable reserves, subject to the completion of certain formalities under Irish company law. These formalities were completed in early August 2010. For further detailed information on this transaction and its impacts on shareholder rights, shareholders’ equity, debt and notes then outstanding and employee stock plan awards, see the Company’s Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") on July 1, 2010.
Unless the context otherwise indicates, references herein to the “Company”, “we”, “us” or “our” are to, and the Consolidated Financial Statements herein include, the accounts of, XL-Ireland and its consolidated subsidiaries.
See further information under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Segments
We are organized into two operating segments: Insurance and Reinsurance. Our general investment and financing operations and our run-off life operations are reflected in Corporate and Other.
On May 30, 2014, we completed the sale of 100% of the common shares of our wholly owned subsidiary, XL Life Reinsurance (SAC) Ltd (“XLLR”), to GreyCastle Holdings Ltd. As a result of the transaction, XLLR reinsures the majority of our life reinsurance business via 100% quota share reinsurance. This transaction covers a substantial portion of our life reinsurance reserves. Due to our conclusion that we no longer consider the run-off life operations, sometimes referred to herein as the "Life Operations," to be a separate operating segment as a result of this transaction, we determined to recast Item 1, "Business," to reflect our revised segments.
We evaluate the performance of both the Insurance and Reinsurance segments based on underwriting profit. Other items of revenue and expenditure are not evaluated at the segment level. In addition, we do not allocate investment assets used to support our property and casualty (“P&C”) operations to the individual segments, except as noted below. Investment assets related to certain structured products included in the Insurance and Reinsurance segments are held in separately identified portfolios and, as such, net investment income from these assets is included in the contribution from the applicable segment. Investment assets related to our run-off life operations are held in separately identifiable portfolios and, as such, net investment income from these assets is included in Corporate and Other.
The following table sets forth an analysis of gross premiums written by segment for the years ended December 31, 2013, 2012 and 2011. Additional financial information about our segments, including financial information about geographic areas, is included in Item 8, Note 4, “Segment Information,” to the Consolidated Financial Statements included herein.

(U.S. dollars in thousands)	Gross Premiums Written			Percentage Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Insurance	$5,523,181	$5,166,973	$4,824,665	6.9%	7.1%
Reinsurance	1,893,611	2,008,157	2,073,619	(5.7)%	(3.2)%
Corporate and Other	324,343	355,753	394,555	(8.8)%	(9.8)%
Total	$7,741,135	$7,530,883	$7,292,839	2.8%	3.3%
Insurance Segment
General
Our insurance operations are organized into four business groups: International Property and Casualty, North America Property and Casualty, Global Professional Lines and Global Specialty Lines.
Our insurance operations provide customized insurance policies for complex corporate risks that may require large limits and are marketed and distributed through a wide variety of local, national and international producers. Large deductibles and self-insured retentions are incorporated into these policies to further manage risk along with stringent underwriting guidelines. While our insurance operations are known for insuring large complex risk, certain of our products are targeted to small and midsize companies and organizations, such as our professional liability and program business. We focus on those lines of business that we believe will provide the best return on capital over time.
The Insurance segment’s most significant operating legal entities in 2013 based on revenues were as follows: XL Insurance (Bermuda) Ltd, XL Insurance Company plc, XL Specialty Insurance Company, Indian Harbor Insurance Company, Greenwich Insurance Company and XL Insurance America, Inc., as well as our Lloyd’s syndicate.
The excess nature of many of our insurance products, coupled with historically large policy limits, results in a book of business that can have losses characterized as low frequency and high severity. As a result, large losses, though infrequent, can have a significant impact on our results of operations, financial condition and liquidity. We attempt to mitigate this risk by, among other things, using strict underwriting guidelines, effective risk management practices (e.g., monitoring of aggregate exposures) and various reinsurance arrangements, as discussed below.
International Property and Casualty (“IPC”)
IPC includes the following lines of business: property, primary and excess casualty and environmental liability.
Property and casualty products are typically written as global insurance programs for large and medium sized multinational companies and institutions and include property and liability coverages. Property and casualty products generally provide large capacity on a primary, quota share or excess of loss basis. Global insurance programs are targeted to large multinational companies in major industry groups including aerospace, automotive, consumer products, pharmaceutical, pulp and paper, high technology, telecommunications, transportation and basic metals. The primary casualty programs generally require customers to take large deductibles or self-insured retentions. For the excess business, our liability attaches after large deductibles, including self insurance or insurance layers provided by other companies. Policies are written on an occurrence, claims-made and occurrence reported basis. Our property business, which also includes construction projects, is short-tail by nature and written on both a primary and excess of loss basis. Property business includes exposures to man-made and natural disasters.
Environmental liability products include pollution and remediation legal liability, general and project-specific pollution and professional liability, and commercial general property redevelopment and contractor’s pollution liability. Business is written for both single and multiple years on a primary or excess of loss, claims-made or, less frequently, occurrence basis. Targeted industries include environmental service firms, contractors, healthcare facilities, manufacturing facilities, real estate development, transportation and construction.
North America Property and Casualty (“NAPC”)
NAPC includes the following lines of business: property, primary and excess casualty, environmental liability, excess and surplus lines, construction, surety and program business.
In addition to the property, casualty and environmental products described under IPC, the NAPC business unit also includes 100% property products for the large account risk engineered markets and general liability, U.S. workers’ compensation and auto liability for the risk management accounts, which require customers to take large deductibles or self-insured retentions.
Excess and surplus lines products include general liability property, excess auto and excess liability coverages where most Insurance Services Office, Inc. (“ISO”) products are written. Targets include a variety of classes, with a focus on “one-off” risks generated by contracted wholesale brokers.
Construction products include property coverages (builders risk, contractors equipment, property and inland marine), general liability, U.S. workers compensation and commercial auto, as well as professional liability for contractors and owners, excess umbrella, subcontractor default insurance and primary casualty wrap ups.
Surety products include contract bonds, including bid, performance, payment and contractor qualification bonds, as well as commercial surety bonds, including appeal, court and qualification bonds. Products in general provide large capacity and are written on a sole surety, co-surety or shared surety basis.
Our program business specializes in insurance coverages for distinct market segments in North America, including program administrators and managing general agents who operate in a specialized market niche and have unique industry backgrounds or specialized underwriting capabilities. Products encompass mostly property and casualty coverages.
Global Professional Lines (“Professional”)
Professional includes directors’ and officers’ liability, errors and omissions liability, employment practices liability and technology and cyber liability coverages. Policies are written on both a primary and excess of loss basis. Directors’ and officers’ coverage includes primary and excess directors’ and officers’ liability, employment practices liability and company securities and private company directors’ and officers’ liability. Products are targeted at a variety of different sized companies, with a heavy concentration on small to medium-sized firms when written on a primary basis. Employment practices liability is written primarily for very large corporations on an excess of loss basis and covers those firms for legal liability in regard to the treatment of employees. Errors and omissions coverage is written on a primary and excess basis.
Errors and omissions insurance written on a primary basis is targeted to small and medium-sized firms and coverage is provided for various professional exposures, including, but not limited to, architects and engineers, insurance brokers, consultants, lawyers, public entities and real estate agents.
Global Specialty Lines (“Specialty”)
Specialty includes the following lines of business: aviation and satellite, marine and offshore energy, fine art and specie, equine, product recall, political violence, political risk and trade credit and North America inland marine.
Aviation and satellite products include comprehensive airline hull and liability, airport liability, aviation manufacturers’ product liability, aviation ground handler liability, large aircraft hull and liability, corporate non-owned aircraft liability, space third party liability and satellite risk including damage or malfunction during ascent to orbit and continual operation, and aviation war. Aviation liability and physical damage coverage is offered for large aviation risks on a proportional basis, while smaller general aviation risks are offered on a primary basis. Satellite risks are generally written on a proportional basis. The target markets for aviation and satellite products include airlines, aviation product manufacturers, aircraft service firms, general aviation operators and telecommunications firms.
Marine and offshore energy coverage includes marine hull and machinery, marine war, marine excess liability, cargo and offshore energy insurance. Fine art and specie coverages include fine art and other collections, jewelers block, cash in transit and related coverages for financial institutions. Equine products specialize in providing bloodstock and livestock insurance. Product recall coverages include product contamination for the food and beverage sector and end-product consumer goods and product guarantee aimed at component part manufacturers.
In 2011, we launched underwriting capabilities for political risk and trade credit as well as North America inland marine business and in 2013 we began offering insurance to protect assets that are exposed to war, terrorism and political violence attacks, as well as kidnap and ransom coverages.
XL Global Asset Protection Services (“XL GAPS”)
Also included as part of the Insurance segment is XL GAPS, a fee for service loss prevention consulting service that offers individually tailored risk management solutions to risk managers, insurance brokers and insurance company clients operating on a global basis. Services are offered on an “unbundled” (services not tied to an insurance contract) and “bundled” basis.
Underwriting
We underwrite and price most risks individually following a review of the exposure and in accordance with our underwriting guidelines. Most of our insurance operations have underwriting guidelines that are industry-specific. We seek to serve our clients while controlling our exposure on individual insurance contracts through terms and conditions, policy limits and sublimits, attachment points and facultative and treaty reinsurance arrangements on certain types of risks.
Our underwriters generally evaluate each industry category and subgroups within each category. Premiums are set and adjusted for an insured based, in large part, on the industry group in which the insured is placed and the perceived risk of the insured relative to the other risks in that group. Rates may vary significantly according to the industry group of the insured as well as the insured’s risk relative to the group. Our rating methodology for individual insureds seeks to set premiums in accordance with claims potential as measured by past experience and future expectations, the attachment point and amount of underlying insurance, the nature and scope of the insured’s operations, exposures to loss, including natural hazard exposures, risk management quality and other specific risk factors relevant in the judgment of our underwriters to the type of business being written.
Underwriting and loss experience is reviewed regularly for, among other things, loss trends, emerging exposures, changes in the regulatory or legal environment as well as the efficacy of policy terms and conditions.
As our insurance products are primarily specialized coverages, underwriting guidelines and policy forms differ by product offering as well as by legal jurisdiction. Liability insurance is written on both a primary and excess of loss basis, on occurrence, occurrence reported and claims-made policy forms. Occurrence reported policies typically cover occurrences causing unexpected and unintended personal injury or property damage to third parties arising from events or conditions that commence at or subsequent to an inception date, or retroactive date, if applicable, and prior to the expiration of the policy provided that proper notice is given during the term of the policy or the discovery period. Claims-made policies typically cover only claims made during the policy period or extended reporting period and are generally associated with professional liability and environmental coverages. Traditional occurrence coverage is also available for restricted classes of risk and is generally written on a follow-form basis for excess of loss coverage, where the policy adopts the terms, conditions and exclusions of the underlying policy. Property insurance risks are written on a lead or follow-form basis that usually provides coverage for all risks of physical damage and business interruption. Maximum limits are generally subject to sublimits for coverage in critical earthquake and flood zones, where we seek to limit liability in these areas.
Engineering
Property engineering for our insurance operations includes conducting on-site inspections and consulting services related to loss prevention, reviews of building plans for fire protection design, computer assisted drawings (diagrams) of facilities, recommendations on how to improve site protection, reviews of existing loss prevention reports/information for underwriters, summarizing multiple sources of information into an account summary, and providing underwriters an opinion on the risk to assist with risk selection, pricing and other underwriting decisions. The property engineering team consists of staff located in over 20 countries.
Other engineering resources support casualty, environmental, specialty and construction lines and serve as internal consultants to their respective underwriting teams, assisting them with making underwriting decisions, as well as helping their customers improve their local site or account protection.
Reinsurance Ceded
In certain cases, the risks assumed by us in the Insurance segment are partially reinsured by third party reinsurers. Reinsurance ceded varies by location and line of business based on a number of factors, including market conditions. The benefits of ceding risks to third party reinsurers include reducing exposure on individual risks, protecting against catastrophic risks, maintaining acceptable capital ratios and enabling the writing of additional business. Reinsurance ceded does not legally discharge us from our liabilities to the original policyholder in respect of the risk being reinsured.
We use reinsurance to support the underwriting and retention guidelines of each of our subsidiaries as well as to control our aggregate exposure to a particular risk or class of risks. Reinsurance is purchased at several levels ranging from reinsurance of risks assumed on individual contracts to reinsurance covering the aggregate exposure on a portfolio of policies issued by groups of companies. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for further information.
Premiums
Premium rates and underwriting terms and conditions for all lines of business written vary by jurisdiction principally due to local market conditions, competitor product offerings and legal requirements.
The following table provides an analysis of gross premiums written, net premiums written and net premiums earned for the Insurance segment for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands)	2013			2012 (1)			2011 (1)
	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned
Professional	$1,465,689	$1,161,045	$1,370,196	$1,460,018	$1,395,694	$1,350,319	$1,377,560	$1,278,724	$1,287,231
Casualty	1,975,330	1,434,967	1,389,851	1,745,338	1,254,161	1,165,753	1,504,203	1,035,458	998,326
Property	875,773	568,575	544,278	782,339	483,682	489,739	858,839	499,622	464,576
Specialty	906,650	746,517	732,042	892,088	738,655	708,568	871,562	723,048	702,604
Other (2)	299,739	242,989	231,310	287,190	200,319	210,257	212,501	170,812	210,990
Total	$5,523,181	$4,154,093	$4,267,677	$5,166,973	$4,072,511	$3,924,636	$4,824,665	$3,707,664	$3,663,727
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(1)	Certain reclassifications have been made to conform to current year presentation.

(2)	Other includes excess and surplus, surety, structured indemnity and certain other discontinued lines.

Competition
We compete globally in the property and casualty insurance markets. Our competitors include the following companies and their affiliates: The ACE Group of Companies (“ACE”); Allianz SE (“Allianz”); American International Group, Inc. (“AIG”); Factory Mutual Global (“FMG”) for property only; The Hartford Financial Services Group, Inc. (“Hartford”); Lloyd’s of London Syndicates (“Lloyd’s”); The Chubb Corporation (“Chubb”); The Travelers Companies (“Travelers”); and Zurich Insurance Group Ltd (“Zurich”).
The major geographical markets for our property and casualty insurance operations are North America, Europe and Bermuda. Our main competitors in each of these markets include the following:
North America – AIG, ACE, Chubb, FMG, Zurich, Travelers, CNA Financial Corporation, Hartford, Liberty Mutual Group, Arch Capital Group Ltd (“Arch”), W.R. Berkley Corporation, Markel Corporation and Lloyd’s.
Europe – Allianz, AIG, FMG, Zurich, AXA Insurance Ltd. (“AXA”), ACE, Lloyd’s, Assicurazioni Generali, HDI-Gerling Industrie Versicherung AG and MAPFRE S.A.
Bermuda – ACE, Allied World Assurance Company, Axis Capital Group, Alterra Capital, Endurance Specialty Insurance Ltd and Arch.

Marketing and Distribution
The majority of business in our Insurance segment originates via a large number of international, national and regional producers, acting as the brokers and representatives of current and prospective policyholders. This channel is supported by our Global Distribution and Network Unit, which consists of sales and marketing representatives in key markets throughout the world, representing all of our products in collaboration with the four business groups. A portion of Insurance segment business is also marketed and underwritten by general agents and a portion by independent agents acting on our behalf. Typically, all such producers, general agents and independent agents receive commission payments for their services, which are calculated as a percentage of the gross premium paid by the policyholder on an account-by-account basis. A certain portion of business originating from producers is submitted on a fee basis under which the producer is compensated by a fee paid to it by its policyholder client. From time to time, we also consider requests for commissions from a producer, with disclosure by the producer to the policyholder-client in accordance with applicable law, where the producer receives a fee from the policyholder-client. We evaluate such requests on a case-by-case basis.
We consider requests for contingent/additional commission arrangements where such contingent/additional commissions are based upon the volume of bound business originated from a specific producer during a calendar year, or based upon growth of a particular segment of business, where legal and appropriate. Such arrangements are distinct from program business where additional commissions are generally based on profitability of business submitted to and bound by us.
With regard to excess and surplus lines business, we receive submissions from licensed wholesale surplus lines brokers.
We have no implied or explicit commitments to accept business from any particular broker, and neither producers nor any other third party have the authority to bind us, except in the case where underwriting authority may be delegated contractually to selected general agents. Such general agents are subject to a financial and operational due diligence review prior to any such delegation of authority and we conduct ongoing reviews and audits as deemed necessary with the goal of assuring the continuing integrity of underwriting and related business operations. See Item 8, Note 17(a), “Commitments and Contingencies – Concentrations of Credit Risk,” to the Consolidated Financial Statements included herein, for information on our major producers.
Apart from compensation arrangements established with producers in connection with insurance transactions, we also have engaged, and may in the future engage, certain producers or their affiliates in consulting roles pursuant to which such producers provide access to certain systems and information and/or additional services that may assist us with our marketing and distribution. In instances where we engage producers in such consulting roles, we may compensate the relevant producers on a fixed fee basis, a variable fee basis based upon our usage of the systems and information proffered, through a combination of fixed and variable fees or in some jurisdictions, where appropriate, on a commission basis.
Claims Administration
Claims management for our insurance operations includes the review of initial loss reports, administration of claims databases, generation of appropriate responses to claims reports, identification and handling of coverage issues, determination of whether further investigation is required and, where appropriate, retention of claims counsel, establishment of case reserves, payment of claims and notification to reinsurers. With respect to the establishment of case reserves, when we are notified of insured losses, our claims personnel record a case reserve as appropriate for the estimated amount of the exposure at that time. The estimate reflects the judgment of claims personnel based on general reserving practices, the experience and knowledge of such personnel regarding the nature of the specific claim and, where appropriate, advice of counsel. Reserves are also established to provide for the estimated expense of settling claims, including legal and other fees and the general expenses of administering the claims adjustment process.
Claims in respect of business written by our Lloyd’s syndicate are handled by the lead syndicate, and on large or complex claims the second syndicate, participating on the risk who bind the following underwriters. The claims are processed by XChanging, the central market bureau. Where a syndicate is a “lead” syndicate on a Lloyd’s policy, its underwriters and claims adjusters will work directly with the broker or insured on behalf of itself and the following underwriters for any particular claim. This may involve appointing attorneys or loss adjusters. The lead syndicate advises movement in loss reserves to all syndicates participating on the risk. Our claims department may adjust the case reserves it records from those advised by the lead syndicate as deemed necessary.
Certain of our product lines have arrangements with third party administrators to provide claims handling services to us in respect of such product lines. These agreements set forth the duties of the third party administrators, limits of authority, protective indemnification language and various procedures that are required to meet statutory compliance. These arrangements are also subject to audit review by our relevant claim department.

Reinsurance Segment
General
Our reinsurance operations are structured geographically into business groups: Bermuda, North America and International (Europe, Asia Pacific and Latin America). During the second quarter of 2013, the business groups were realigned to include Latin America within the International business group.
This segment provides casualty, property risk, property catastrophe, marine, aviation, treaty and other specialty reinsurance on a global basis with business being written on both a proportional and non-proportional basis and also on a facultative basis. Our lines of business within the reinsurance segment continue to focus on those that provide the best return on capital. For our Reinsurance segment, challenging market conditions and the changing economic environment experienced since 2008 resulted, in certain instances, in a greater emphasis being placed on short-tail lines of business.
Business written on a non-proportional basis generally provides for an indemnification by us to the ceding company for a portion of losses, both individually and in the aggregate, on policies with limits in excess of a specified individual or aggregate loss deductible. For business written on a proportional basis, including on a “quota share” or “surplus” basis, we receive an agreed percentage of the premium and are liable for the same percentage of each and all incurred loss. For proportional business, the ceding company normally receives a ceding commission for the premiums ceded and may also, under certain circumstances, receive a profit commission based on performance of the contract. Occasionally this commission could be on a sliding scale depending on the loss ratio performance of the contract. Our casualty reinsurance includes general liability, professional liability, automobile and workers’ compensation. Professional liability includes directors’ and officers’, employment practices, medical malpractice and environmental liability. Casualty lines are written as treaties or programs and on both a proportional and a non-proportional basis. The treaty business includes clash programs which cover losses under a number of underlying policies involved in one occurrence or a judgment above an underlying policy’s limit.
Our property business, primarily short-tail in nature, is written on both a portfolio/treaty and individual/facultative basis and includes property catastrophe, property risk excess of loss and property proportional. A significant portion of the underwritten property business consists of large aggregate exposures to man-made and natural disasters and, generally, loss experience is characterized as low frequency and high severity. This may result in volatility in our results of operations, financial condition and liquidity. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We seek to manage our reinsurance exposures to catastrophic events by limiting the amount of exposure written in each geographic or peril zone worldwide, underwriting in excess of varying attachment points and requiring that contracts exposed to catastrophe loss include aggregate limits. We also seek to protect our total aggregate exposures by peril and zone through the purchase of reinsurance programs.
Our property catastrophe reinsurance account is generally “all risk” in nature. As a result, we are exposed to losses from sources as diverse as hurricanes and other windstorms, earthquakes, freezing, riots, floods, industrial explosions, fires and many other potential natural or man-made disasters. In accordance with market practice, our policies generally exclude certain risks such as war, nuclear contamination or radiation. Following the terrorist attacks at the World Trade Center in New York City, Washington, D.C. and Pennsylvania on September 11, 2001 (collectively, “the September 11 event”), terrorism cover, including nuclear, biological, radiological and chemical has been restricted or excluded in many territories and classes. Some U.S. states require some cover for “Fire Following” terrorism and some countries make terrorism coverage mandatory. Our predominant exposure under such coverage is to property damage.
Property catastrophe reinsurance provides coverage on an excess of loss basis when aggregate losses and loss adjustment expenses from a single occurrence of a covered event exceed the attachment point specified in the policy. Some of our property catastrophe contracts limit coverage to one occurrence in any single policy year, but most contracts generally enable at least one reinstatement to be purchased by the reinsured.
We also write property risk excess of loss reinsurance. Property risk excess of loss reinsurance covers a loss to the reinsured on a single risk of the type reinsured rather than to aggregate losses for all covered risks on a specific peril, as is the case with catastrophe reinsurance. Our property proportional account includes reinsurance of direct property insurance. We seek to limit the catastrophe exposure from our proportional and per risk excess business through extensive use of occurrence and cession limits.
Other specialty reinsurance products include energy, marine, aviation, space, engineering, fidelity, surety, trade credit and political risk. In addition, we write several whole account capital gearing quota share contracts on select syndicates at Lloyd's.
The segment’s most significant operating legal entities in 2013 based on revenues were as follows: XL Reinsurance America Inc., XL Re Europe SE, XL Re Ltd and XL Re Latin America Ltd.

Underwriting
Underwriting risks for the reinsurance property and casualty business are evaluated using a number of factors including, but not limited to, the type and layer of risk to be assumed, the actuarial evaluation of premium adequacy, the cedant’s underwriting and claims experience, the cedant’s financial condition and claims paying rating, the exposure and/or experience with the cedant, and the line of business to be reinsured.
Other factors we assess include the reputation of the proposed cedant, the geographic area in which the cedant does business and its market share, a detailed evaluation of catastrophe and risk exposures, and historical loss data for the cedant, where available, and for the industry as a whole in the relevant regions in order to compare the cedant’s historical loss experience to industry averages. On-site underwriting and claim reviews are performed where it is deemed necessary to determine the quality of a current or prospective cedant’s underwriting operations, with particular emphasis on casualty proportional and working excess of loss placements.
For property catastrophe reinsurance business, our underwriting guidelines generally limit the amount of exposure we will directly underwrite for any one reinsured and the amount of the aggregate exposure to catastrophic losses in any one geographic zone. We believe that we have defined geographic and peril zones such that a single occurrence, for example, an earthquake or hurricane, should not affect more than one peril zone. While the exposure to multiple zones is considered remote for events such as a hurricane, we do manage our aggregate exposures for such a scenario where we consider it appropriate to do so. The definition of our peril zones is subject to periodic review. We also generally seek an attachment point for our property catastrophe reinsurance at a level that is high enough to produce a low frequency of loss. We seek to limit our aggregate exposure in the proportional business through extensive use of occurrence and cession limits.
Reinsurance Retroceded
We use third party reinsurance to support the underwriting and retention guidelines of each reinsurance subsidiary as well as to seek to limit our aggregate exposure to a particular risk or class of risks. Reinsurance is purchased at several levels ranging from reinsurance of risks assumed on individual contracts to reinsurance covering aggregate exposures. The benefits of ceding risks to other reinsurers include reducing exposure on individual risks, protecting against catastrophic risks, maintaining acceptable capital ratios and enabling the writing of additional business. Reinsurance ceded does not legally discharge us from our liabilities in respect of the risk being reinsured. Reinsurance ceded varies by location and line of business based on factors including, among others, market conditions and the credit worthiness of the counterparty.
Our traditional catastrophe retrocession program was renewed in 2013 to cover certain of our exposures. These protections, in various layers and in excess of varying attachment points according to the territory exposed, assist in managing our net retention to an acceptable level. We have co-reinsurance retentions within this program.
We continue to buy additional protection for our marine exposures and the retention and the limit have been reduced to reflect the exposure decrease between 2013 and 2012. We continue to buy specific reinsurance on our property facultative and aviation portfolios to manage our net exposures in these classes.
See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Item 8, Note 9, “Reinsurance,” to the Consolidated Financial Statements included herein, for further information.
Premiums
The following table provides an analysis of gross premiums written, net premiums written and net premiums earned for the Reinsurance segment for the last three years ended December 31:

(U.S. dollars in thousands)	2013			2012 (1)			2011 (1)
	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned
Casualty - professional lines	$199,159	$199,153	$206,169	$221,354	$221,355	$213,324	$217,389	$217,389	$213,949
Casualty - other lines	332,153	330,681	312,156	332,563	330,714	311,166	292,507	290,962	256,853
Property catastrophe	556,493	498,997	492,568	537,087	473,373	463,975	461,742	404,447	387,523
Other property	587,278	545,846	561,105	653,513	622,855	613,291	847,816	583,100	587,611
Marine, energy, aviation & satellite	91,997	76,241	94,797	169,885	153,948	147,362	156,161	141,924	130,855
Other (2)	126,531	98,971	79,627	93,755	82,263	92,224	98,004	87,902	86,594
Total	$1,893,611	$1,749,889	$1,746,422	$2,008,157	$1,884,508	$1,841,342	$2,073,619	$1,725,724	$1,663,385

____________

(1)	Certain reclassifications have been made to conform to current year presentation.

(2)	Other includes whole account contracts, surety and other lines.
Additional discussion and financial information about the Reinsurance segment are set forth in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Item 8, Note 4, “Segment Information,” to the Consolidated Financial Statements included herein.
Competition
We compete globally in the property and casualty markets.
Our reinsurance operations are structured geographically into business groups: Bermuda, North America and International (Europe, Asia Pacific and Latin America). The main competitors in each of these markets include the following:
Bermuda – ACE Tempest Reinsurance Ltd, AXIS Specialty Limited, Arch Reinsurance Limited, Renaissance Reinsurance Limited, Montpelier Reinsurance Ltd, Platinum Underwriters Bermuda Ltd, PartnerRe Ltd, Validus Reinsurance Ltd and alternative asset managers, such as Nephila Capital Limited.
North America – Berkshire Hathaway Inc., Munich Re Group (“Munich Re”), Swiss Reinsurance America Corporation (“Swiss Re”), Alleghany Corporation, Everest Re Group Ltd, Hannover Re Group (“Hannover Re”) and PartnerRe Ltd.
Europe and the rest of world – Munich Re, Swiss Re, Lloyd’s, SCOR Reinsurance Company, Hannover Re, PartnerRe Ltd, Mapfre Re and IRB-Brazil Re.
Marketing and Distribution
See “Insurance Segment – Marketing and Distribution” and Item 8, Note 17(a), “Commitments and Contingencies – Concentrations of Credit Risk,” to the Consolidated Financial Statements included herein, for information on our marketing and distribution procedures and information on our major brokers.
Claims Administration
Claims management for the reinsurance operations includes the receipt of loss notifications, review and approval of claims through a claims approval process, establishment of loss reserves for reported claims and approval of loss payments. Case reserves for reported claims are generally established based on reports received from ceding companies with additional case reserves being established when deemed appropriate. Additionally, claims audits are conducted for specific claims and claims procedures at the offices of selected ceding companies, particularly in the United States and the U.K.
Corporate and Other (including run-off life operations)
During 2009, we completed a strategic review of our life reinsurance business. In relation to this initiative, during 2009, we sold the renewal rights to certain of our businesses, sold a portion of our U.S. life reinsurance business and announced that we would run-off our existing book of life and annuity business, and not accept new business. In addition, in 2010, we consummated various transactions to novate and recapture U.K. and Irish term assurance and critical illness treaties and U.S. mortality retrocession pools. In addition, during the fourth quarter of 2012, we entered into an agreement to recapture two small U.S. life reinsurance treaties.
The run-off life operations provided life reinsurance on business written by life insurance companies, principally to help them manage mortality, morbidity, survivorship, investment and lapse risks.
Prior to the decision to run-off the U.K. and Irish business, products offered included a broad range of underlying lines of life insurance business, including term assurances, group life, critical illness cover, immediate annuities and disability income. In addition, prior to selling the renewal rights, the products offered included short-term life, accident and health business. Notwithstanding these sales, the run-off life operations still covers a range of geographic markets, with an emphasis on the U.K., the United States, Ireland and Continental Europe.
The portfolio has three particularly significant components:
(1) The portfolio includes a small number of large contracts relating to closed blocks of U.K. and Irish fixed annuities in payment. In relation to certain of these contracts, we received cash and investment assets at the inception of the reinsurance contract relating to the future policy benefit reserves assumed. These contracts are long-term in nature, and the expected claims payout period can span up to 30 or 40 years with average duration of around 10 years. We are exposed to investment and survivorship risk over the life of these arrangements.

(2) The second component of the portfolio relates to life risks (in the United States, the U.K. and Ireland), income protection risks (in the United States) and critical illness risks (in the U.K. and Ireland) where we are exposed to the mortality, morbidity and lapse experience from the underlying business, over the medium to long-term.
(3) The third component relates to the annually renewable business covering life, accident and health risks written in Continental Europe. These contracts are short-term in nature and include both proportional and non-proportional reinsurance structures. While the renewal rights for this business have been sold, the existing business remains with us.
Underwriting & Claims Administration
While the run-off life operations was closed to new business in March 2009, the pricing information below reflects how new business was acquired prior to that date and hence is relevant to the in-force portfolio of business.
Life reinsurance transactions fall into two distinct forms. The first relates to the reinsurance of an existing and closed block of risks (“in-force deal”), where the nature of the underlying exposure is known at the date of execution. The second relates to the reinsurance of liabilities that are yet to be written by the ceding company (“new business treaty”) where, provided the subsequent risks are within the agreed treaty parameters, these risks may be added to the portfolio.
The underwriting of an in-force deal is highly actuarial in nature, requiring detailed analytical appraisal of the key parameters that drive the ultimate profitability of the deal. This includes analysis of historic experience (claims, lapses, etc.) as well as the projection of these assumptions into the future.
When new business was written, in addition to the actuarial analysis required to set the terms, there was also a requirement to establish medical underwriting criteria that will apply to the new risks that may be added to the treaty. Once a treaty was accepted, there was then an ongoing need to monitor the risk selection by the medical underwriters at the ceding company and to ensure that the criteria were being met.
The run-off life operations team includes many members with specialized actuarial knowledge. Claims administration also relies on experienced team members and specific medical expertise, supported where required by third party medical underwriters and claims managers.
Reinsurance Retroceded
We purchase limited retrocession capacity on a “per-life” basis in the United States in order to cap the maximum claim arising from the death of a single individual. Cover is purchased from professional retrocessionaires that meet our criteria for counterparty exposures. Limited retrocession of fixed annuity business has been arranged to manage aggregate longevity capacity on specific deals. Limited retrocession of life, accident and health business on specific treaties written in Continental Europe has also been arranged to manage mortality and morbidity risks.
Premiums
The following table is an analysis of the run-off life operations gross premiums written, net premiums written and net premiums earned for the years ended December 31:

(U.S. dollars in thousands)	2013			2012			2011
	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned
Annuity	$150,008	$122,715	$122,715	$155,256	$126,912	$126,912	$161,800	$132,232	$132,232
Other Life	174,335	172,707	172,707	200,497	197,520	197,547	232,755	230,130	230,786
Total	$324,343	295,422	$295,422	$355,753	$324,432	$324,459	$394,555	$362,362	$363,018
Additional discussion and financial information about results from Corporate and Other, which includes the run-off life operations, is set forth in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Item 8, Note 4, “Segment Information,” to the Consolidated Financial Statements included herein.
Competition
In regards to the run-off life operations, the core activity is in the United States, the U.K., Ireland and Continental Europe. While we no longer compete for new business, we retain an in-force portfolio and hence view companies with similar portfolios as competitors.
For the fixed annuity business, market participants include less traditional reinsurance entities, such as Canada Life and

Prudential (U.K.) together with Swiss Re, PartnerRe Ltd., Scor Global Life and Pacific Life Re, among others, who have entered or re-entered this market.
Marketing and Distribution
We no longer market or distribute new life products.
Run-Off Life Operations – Collateral Requirements and Regulatory Reserves
For certain blocks of the run-off life operations business, we are required, under the terms of the relevant treaties, to hold collateral in favor of the underlying cedants. The amount of the collateral is typically determined in relation to the level that would be necessary to satisfy requirements in either the U.K. or U.S. regulatory regimes for reinsurance recovery credit. These requirements are higher than levels required under GAAP for policy benefit reserves and hence the amounts are generally higher than the reserves reported in our consolidated financial statements. The primary drivers of the differences between GAAP and regulatory reserves are that regulatory requirements require (i) higher margins for potential adverse deviation and (ii) utilizing current assumptions at each reporting date. Therefore, in a falling interest rate environment, the lower investment yields lead to higher required reserves. For the closed blocks of U.K. and Irish fixed annuities, under which assets were transferred to us, those assets are maintained in segregated investment portfolios subject to security and account control agreements in favor of the cedant. For the U.S. term life and income protection businesses, collateral is provided through a combination of letters of credit and assets held in trust to the benefit of the cedant.
The following table contains a comparison of the reserves required under GAAP, the reserves required under the relevant Bermuda, U.K. or U.S. regulatory standards and the current collateral levels provided in relation to the run-off life operations business at December 31, 2013:

(U.S. dollars in thousands)	GAAP	Regulatory	Collateral - Secured Accounts/Trusts	Collateral - LOC
Traditional Life	$827,341	$1,064,144	$253,296	$660,758
Annuities	3,976,475	4,930,948	5,036,698	—
Total future policy benefit reserve	$4,803,816	$5,995,092	$5,289,994	$660,758
We ceased writing new life reinsurance contracts in 2009 and are managing the run-off of the life operations business. We continue to evaluate the sale of all or part of the run-off life operations business and/or reinsuring the business. Management’s ongoing evaluation of these operations includes consideration of the impact of the low rate of return on the GAAP equity. The low single digit rate of return on the run-off life operations business is reflective of the need to hold assets sufficient to support regulatory reserves, which are much higher than the related GAAP levels, as noted above.
Unpaid Losses and Loss Expenses
Loss reserves are established due to the significant periods of time that may lapse between the occurrence, reporting and payment of a loss. To recognize liabilities for unpaid losses and loss expenses, we estimate future amounts needed to pay claims and related expenses with respect to insured events. Our reserving practices and the establishment of any particular reserve reflect our judgment concerning sound financial practice and do not represent any admission of liability with respect to any claim. Unpaid losses and loss expense reserves are established for reported claims (“case reserves”) and incurred but not reported (“IBNR”) claims.
The nature of our high excess of loss liability and catastrophe business can result in loss payments that are both irregular and significant. Similarly, adjustments to reserves for individual years can be irregular and significant. Such adjustments are part of the normal course of business for us. Certain aspects of our business have loss experience characterized as low frequency and high severity. This may result in volatility in our results of operations, financial condition and liquidity.
The tables below present the development of our unpaid losses and loss expense reserves on both a net and gross basis. The cumulative redundancy (deficiency) calculated on a net basis differs from that calculated on a gross basis. As different reinsurance programs cover different underwriting years, net and gross loss experience will not necessarily develop proportionately. The top line of the first table shows the estimated liability, net of reinsurance recoveries, as at the year end balance sheet date for each of the indicated years. This represents the estimated amounts of losses and loss expenses, including IBNR, arising in the current and all prior years that are unpaid at the year end balance sheet date of the indicated year. The first table then shows the re-estimated amount of the previously recorded reserve liability based on experience as of the year end balance sheet date of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The cumulative redundancy (deficiency) represents the aggregate change with respect to that liability originally estimated. The lower portion of the first table also reflects the cumulative paid losses relating to these reserves. The second table is similar to the upper portion of the first table but is gross of reinsurance recoveries. Conditions and trends that have affected development of liabilities in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies into the future, based on the tables below. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Regarding Forward-Looking Statements.”

Analysis of P&C Losses and Loss Expenses Reserve Development Net of Reinsurance Recoverables
(U.S. dollars in millions)	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
ESTIMATED LIABILITY FOR UNPAID LOSSES AND LOSS EXPENSES, NET OF REINSURANCE RECOVERABLES	$10,532	$12,671	$17,200	$17,900	$18,191	$17,686	$17,266	$16,882	$16,984	$17,122	$17,066
LIABILITY RE-ESTIMATED AS OF:
One year later	10,800	13,785	17,090	17,475	17,580	17,401	16,893	16,597	16,668	16,833
Two years later	11,842	13,675	16,828	16,631	17,286	17,027	16,503	16,274	16,440
Three years later	11,849	13,607	16,155	16,441	16,956	16,639	16,261	16,001
Four years later	11,860	13,258	16,067	16,064	16,550	16,350	15,941
Five years later	11,680	13,236	15,796	15,667	16,287	15,982
Six years later	11,794	13,068	15,448	15,500	15,940
Seven years later	11,669	12,819	15,248	15,190
Eight years later	11,464	12,702	15,039
Nine years later	11,372	12,592
Ten years later	11,293
CUMULATIVE REDUNDANCY (DEFICIENCY)	(761)	79	2,161	2,710	2,251	1,704	1,325	881	544	289
CUMULATIVE PAID LOSSES, NET OF REINSURANCE RECOVERIES, AS OF:
One year later	$1,985	$2,008	$3,437	$3,188	$3,207	$3,436	$3,028	$3,256	$3,366	$3,403
Two years later	2,867	3,884	5,759	5,620	5,673	5,848	5,530	5,581	5,870
Three years later	4,380	5,181	7,590	7,528	7,471	7,860	7,283	7,451
Four years later	5,286	6,392	8,936	8,787	8,941	9,229	8,757
Five years later	6,225	7,386	9,882	9,763	9,896	10,290
Six years later	7,002	8,098	10,636	10,463	10,689
Seven years later	7,591	8,690	11,139	11,069
Eight years later	8,106	9,115	11,602
Nine years later	8,463	9,457
Ten years later	8,751

Analysis of P&C Losses and Loss Expenses Reserve Development Gross of Reinsurance Recoverables
(U.S. dollars in millions)	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
ESTIMATED GROSS LIABILITY FOR UNPAID LOSSES AND LOSS EXPENSES	$16,553	$19,616	$23,598	$22,895	$22,857	$21,650	$20,824	$20,532	$20,614	$20,484	$20,481
LIABILITY RE-ESTIMATED AS OF:
One year later	18,189	19,987	23,209	22,458	21,803	21,348	20,509	20,258	20,200	20,166
Two years later	18,520	19,533	22,937	21,337	21,445	21,094	19,982	19,870	19,894
Three years later	18,324	19,525	22,139	21,057	21,305	20,605	19,689	19,540
Four years later	18,362	19,153	21,992	20,787	20,853	20,244	19,361
Five years later	18,236	19,099	21,835	20,350	20,509	19,880
Six years later	18,328	19,050	21,426	20,117	20,170
Seven years later	18,321	18,766	21,186	19,823
Eight years later	18,083	18,605	21,007
Nine years later	17,895	18,529
Ten years later	17,864
CUMULATIVE REDUNDANCY (DEFICIENCY)	(1,311)	1,087	2,591	3,072	2,687	1,770	1,463	992	720	318

The following table presents an analysis of our paid, unpaid and incurred losses and loss expenses and a reconciliation of beginning and ending unpaid losses and loss expenses for the years indicated.

Year ended December 31, (U.S. dollars in thousands)	2013	2012	2011
Unpaid losses and loss expenses at the beginning of the year	$20,484,121	$20,613,901	$20,531,607
Unpaid losses and loss expenses recoverable	3,361,703	3,629,940	3,649,290
Net unpaid losses and loss expenses at the beginning of the year	$17,122,418	$16,983,961	$16,882,317
Increase (decrease) in net losses and loss expenses incurred in respect of losses occurring in:
Current year	4,021,353	4,081,376	4,363,258
Prior years	(289,889)	(315,894)	(284,867)
Total net incurred losses and loss expenses	$3,731,464	$3,765,482	$4,078,391
Exchange rate effects	40,587	156,217	(130,545)
Less net losses and loss expenses paid in respect of losses occurring in:
Current year	425,254	416,844	589,870
Prior years	3,402,885	3,366,398	3,256,332
Total net paid losses	$3,828,139	$3,783,242	$3,846,202
Net unpaid losses and loss expenses at the end of the year	17,066,330	17,122,418	16,983,961
Unpaid losses and loss expenses recoverable	3,414,735	3,361,703	3,629,940
Unpaid losses and loss expenses at the end of the year	$20,481,065	$20,484,121	$20,613,901
Our net unpaid losses and loss expenses relating to our operating segments at December 31, 2013 and 2012 were as follows:

(U.S. dollars in thousands)	2013	2012
Insurance	$11,512,569	$11,384,854
Reinsurance	5,553,761	5,737,564
Net unpaid losses and loss expenses	$17,066,330	$17,122,418
Current year net losses incurred
Current year net losses incurred decreased by $60.0 million in 2013 as compared to 2012. This was mainly due to lower losses from natural catastrophes as compared to 2012. Accordingly, the current year loss ratio excluding prior year development decreased by 3.9 loss percentage points as compared to 2012. In addition, the current year loss ratio excluding natural catastrophes improved in both the Insurance and Reinsurance segments due to the impact of underwriting actions including improved business mix, partially offset by a higher level of large non-natural catastrophe property losses in the Insurance segment in 2013 as compared to 2012.
Current year net losses incurred decreased by $281.9 million in 2012 as compared to 2011. This was mainly due to lower losses from natural catastrophes as compared to 2011. Accordingly, the current year loss ratio excluding prior year development decreased by 11.1 loss percentage points as compared to 2011. In addition, the current year loss ratio excluding natural catastrophes improved in both the Insurance and Reinsurance segments due to lower large property risk losses, as well as business mix changes and other underwriting improvements.
See the Income Statement Analysis at Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for further information regarding the current year loss ratios for each of the years indicated within each of our operating segments.
Prior year net losses incurred
The following tables present the development of our gross and net losses and loss expense reserves. The tables also show the estimated reserves at the beginning of each fiscal year and the favorable or adverse development (prior year development) of those reserves during such fiscal year.

Gross (U.S. dollars in thousands)	2013	2012	2011
Unpaid losses and loss expenses at January 1	$20,484,121	$20,613,901	$20,531,607
Gross (favorable) adverse development of those reserves during the year	(317,753)	(413,764)	(273,444)
Unpaid losses and loss expenses reserves re-estimated at December 31	$20,166,368	$20,200,137	$20,258,163
Net (U.S. dollars in thousands)
Unpaid losses and loss expenses at January 1	$17,122,418	$16,983,961	$16,882,317
Net (favorable) adverse development of those reserves during the year	(289,889)	(315,894)	(284,867)
Unpaid losses and loss expenses reserves re-estimated at December 31	$16,832,529	$16,668,067	$16,597,450

As different reinsurance programs cover different underwriting years, contracts and lines of business, net and gross loss experience do not develop proportionately. In 2013 gross favorable prior year development was broadly in line with net favorable prior year development in total.
In 2012, gross prior year favorable development exceeded net prior year favorable development in the Insurance segment due primarily to a significant reduction in a single large event in the International energy book that was heavily ceded.
In 2011, gross prior year favorable development was in line with net prior year favorable development in total. However, during 2011, the Insurance segment experienced favorable net prior year development of $76.5 million compared to adverse gross prior year development of $23.1 million. The difference between net and gross development was driven primarily by adverse development related to large excess casualty claims associated with the Deepwater Horizon event in the 2010 accident year totaling $135.6 million on a gross basis, while the net impact was $33.4 million due to the offsetting impact of reinsurance protections. In addition, $150.0 million gross and $65.0 million net excess casualty IBNR reserves were reallocated to the 2010 accident year in respect of Deepwater Horizon exposures. These IBNR movements were entirely offset by reserve reductions in older accident years. This activity largely explains the difference between the gross and net prior year development for the Insurance segment in 2011.
The following table presents the gross and net (favorable) adverse prior year loss development of our loss and loss expense reserves by operating segment for each of the years indicated:

Gross: (U.S. dollars in thousands)	2013	2012	2011
Insurance	$(132,825)	$(247,232)	$23,125
Reinsurance	(184,928)	(166,532)	(296,569)
Total	$(317,753)	$(413,764)	$(273,444)
Net:
Insurance	$(102,039)	$(140,066)	$(76,516)
Reinsurance	(187,850)	(175,828)	(208,351)
Total	$(289,889)	$(315,894)	$(284,867)

We had net favorable prior year reserve development in property and casualty operations of $289.9 million, $315.9 million and $284.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. See the Income Statement Analysis at Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, Note 10, “Losses and Loss Expenses,” to the Consolidated Financial Statements included herein, for further information regarding the developments in prior year loss reserve estimates for each of the years indicated within each of our operating segments.
Net loss reserves (disposed) acquired
We did not dispose of or acquire net loss reserves in the years ended December 31, 2013, 2012 and 2011.

Exchange rate effects
Exchange rate effects on net loss reserves in each of the three years ended December 31, 2013, 2012 and 2011 related to our global operations primarily where reporting units have a functional currency that is not the U.S. dollar. Movements in the U.S. dollar gave rise to translation and revaluation exchange movements related to carried loss reserve balances of $40.6 million, $156.2 million and $(130.5) million in the years ended December 31, 2013, 2012 and 2011, respectively.
Net paid losses
Total net paid losses were $3.8 billion in each of the years ended December 31, 2013, 2012 and 2011. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for further information.
Other loss related information
Our net incurred losses and loss expenses include actual and estimates of potential non-recoveries from reinsurers. At December 31, 2013 and 2012, the reserve for potential non-recoveries from reinsurers was $85.5 million and $107.9 million, respectively. For further information, see Note 9, “Reinsurance,” to the Consolidated Financial Statements included herein.
Except for certain workers’ compensation (including long term disability) liabilities and certain bodily injury liability claims, emanating from U.K. exposures, predominantly from the U.K. motor liability portfolio, we do not discount our unpaid losses and loss expenses.
We utilize tabular reserving for workers’ compensation (including long-term disability) unpaid losses that are considered fixed and determinable, and discount such losses using an interest rate of 5% in 2013 and 2012. The interest rate approximates the average yield to maturity on specific fixed income investments that support these liabilities. The tabular reserving methodology results in applying uniform and consistent criteria for establishing expected future indemnity and medical payments (including an explicit factor for medical inflation) and the use of mortality tables to determine expected payment periods. Tabular unpaid losses and loss expenses, net of reinsurance, as of December 31, 2013 and 2012 on an undiscounted basis were $609.1 million and $645.2 million, respectively. The related discounted unpaid losses and loss expenses were $331.5 million and $343.0 million as of December 31, 2013 and 2012, respectively.
We record a specific reserve allowance for Periodical Payment Orders (“PPO”) related to bodily injury liability claims. This allowance includes the unpaid losses for claims already settled and notified as PPO as of December 31, 2013, as well as the unpaid losses for claims to be settled in the future. The future care element of the unpaid losses was discounted using an interest rate of 1.5% at both December 31, 2013 and 2012. Unpaid losses and loss expenses, net of reinsurance, as of December 31, 2013 and 2012 on an undiscounted basis were $262.0 million and $240.0 million, respectively. After discounting the future care element the unpaid losses and loss expenses were $165.7 million and $148.6 million as of December 31, 2013 and 2012, respectively. The increase in net undiscounted unpaid losses and loss expenses between December 31, 2012 and December 31, 2013 was mainly due to foreign exchange rate movements.
Investments
Investment structure and strategy
Our investment operations are managed centrally by our Investment Group. The Risk and Finance Committee (the “RFC”) of the Board of Directors of XL-Ireland approves overall investment policy and guidelines, and reviews the implementation of the investment strategies on a regular basis.
Strategic Asset Allocation
The investment strategy for the investment portfolio is based on the strategic asset allocation (“SAA”) process, which establishes a benchmark for the aggregate investment portfolio supporting P&C investment operations and a separate benchmark for the aggregate investment portfolio supporting run-off life operations. These two benchmarks (“SAA Benchmarks”) are constructed to maximize company value subject to risk tolerance of management and various constraints, e.g., liability profile, local regulatory requirements, business needs, collateral management and insurance regulation. This process involves an integrated and stochastic model that includes our financial condition, reserve volatility and loss payout patterns, premium expense and loss ratio projections and correlations among assets, liabilities and economic variables such as inflation.
As part of the implementation of our SAA Benchmarks, we employ a comprehensive framework of investment decision authorities (“Authorities Framework”). The objective of the Authorities Framework is to ensure that the risk profile of our investment portfolio is consistent with management’s risk tolerance as reflected in the SAA Benchmarks. The Authorities

Framework controls active or tactical deviations from the SAA Benchmarks. As the magnitude of these deviations increases or the resulting impact on the risk profile of the investment portfolio reaches certain predetermined thresholds, additional levels of authority and approval are required, up to and including the RFC.
The RFC reviews and approves the SAA Benchmarks for P&C and run-off life operations and the Authorities Framework as part of the investment policy. Management approves further detailed investment authorities which integrate the Authorities Framework into our risk governance processes. We have an ongoing process that focuses on optimizing the composition of the P&C and run-off life operations portfolios relative to the SAA Benchmarks. See “Investment Portfolio Structure” for more details.
Investment Portfolio Structure
Our investment portfolio consists of fixed income securities, equities, alternative investments, private investments, derivatives and other investments and cash and cash equivalents. These securities and investments are denominated in U.S. dollar, U.K. sterling, Euro, Swiss franc, Canadian dollar and other foreign currencies.
Our direct use of investment derivatives includes futures, forwards, swaps and options that derive their value from underlying assets, indices, reference rates or a combination of these factors. Our current investment policy allows derivatives to be used in the investment portfolio to reduce risk and enhance portfolio efficiency. Derivatives may not be used if they materially increase our investment risk.
As of December 31, 2013 and 2012, total investments, cash and cash equivalents, accrued investment income, and net receivable (payable) for investments sold (purchased), were approximately $36.6 billion and $36.9 billion, respectively.
Functionally, our investment portfolio is divided into two principal components:
1) P&C investment portfolio: The principal objective of the P&C investment portfolio, which is the larger component of the portfolio, is to support our insurance and reinsurance operations, the liabilities of which have some uncertainty as to timing and/or amount. In addition, a smaller portion of the P&C investment portfolio supports corporate operations as well as run-off financial lines business, in which the liabilities have a greater level of certainty and much longer durations than typical P&C business.
The investment strategy for the P&C investment portfolio is based on the SAA process and the portfolio is actively managed relative to the SAA Benchmark within the context of various constraints and Authority Framework discussed above. The primary performance objective is for the total return of the P&C portfolio to at least match the return of the SAA Benchmark, with expectations for excess returns above the SAA Benchmark within the parameters of our constraints. The second performance objective is capital preservation through managing the risk profile of the investment portfolio within management’s risk tolerance. The third performance objective is achieving the budget for net investment income.
2) Run-off life operations investment portfolio: The second component of the investment portfolio is the run-off life operations investment portfolio. The principal objective of the run-off life operations investment portfolio is to support our life operations business, which are now in run-off. The largest portion of the run-off life operations investment portfolio supports the policy benefit reserves associated with asset annuity transactions, with limited uncertainty as to the timing or amount of the liability cash flows. A smaller portion of the run-off life operations investment portfolio supports life annuity liabilities that were assumed without portfolio asset transfer.
As discussed above, the investment strategy for the run-off life operations investment portfolio is based on the SAA process. The run-off life operations investment portfolio SAA process incorporates an additional overlay of the regulatory capital model and a more extensive focus on asset-liability management, which is possible due to the lower volatility of life liabilities relative to P&C liabilities.
The primary performance objective for the investments supporting the asset annuity transactions is to achieve a steady credit-adjusted book yield on the run-off life operations investment portfolio in order to maximize the embedded value and minimize statutory capital needs (owing to unique technical requirements of the statutory capital model). For the investments supporting the other portions of the run-off life operations investment portfolio, which do not have this unique capital model, the performance objective is for the constrained total return to at least match the total return of the SAA Benchmark, similar to that used in the P&C investment portfolio.
Use of Alternative Investment Strategies
We have been an active investor in alternative asset classes-principally hedge fund strategies and to lesser extents, private equity, private credit and real asset strategies – for over fifteen years. We believe alternative strategies have an important role to play in both our strategic asset allocation and as tactical deployments when compelling market opportunities arise. Most of our investments in alternative funds are sourced directly by teams within the Investment Group, who perform the initial screening and due diligence as well as the ongoing monitoring of such fund investments. Occasionally, we may work with third-party allocators who have a particular expertise in a sub-sector of alternative strategies to gain exposure to that subsector – typically via a customized portfolio of fund allocations.
Depending upon our level of ownership of each individual fund investment, we account for a portion of the portfolio in each alternative asset class as “investment fund affiliates” in accordance with the equity method and the remainder of the portfolio at estimated fair value, with changes in fair value recorded through AOCI. We manage each allocation to an alternative asset class as a single portfolio of fund investments irrespective of how the individual fund investments are accounted for. All of our alternative fund investments reside in our P&C investment portfolio.
In conjunction with our investing activities in alternative asset classes, we have been making investments in the operating companies of alternative investment managers since the late 1990s. Typically, we combine investment allocations to alternative funds advised by our affiliates with working capital investments into the management companies to acquire minority equity interests in the managers. We recognize equity earnings in investment manager affiliates on our share of the current earnings of these companies (recorded on a one quarter lagged basis) and on our share of sales proceeds from partial or full sale transactions of such affiliate companies.
Implementation of investment strategy
Although our management within the Investment Group is responsible for implementation of the investment strategy, the day-to-day management of our investment portfolio is outsourced to investment management service providers in accordance with detailed investment guidelines provided and monitored by us. This approach gives us access to top investment talent with specialized skills across a broad range of investment products and provides flexibility to actively manage the structure of the portfolio as dictated by our business needs. Investment management service providers are selected directly on the basis of various criteria including investment style, track record, performance, risk management capabilities, internal controls, operational risk management and diversification implications. The vast majority of our investment portfolio is managed by large, well-established asset management institutions, while a small portion of the portfolio is managed by asset management specialist firms or boutiques. Each investment management service provider may manage one or more portfolios, each of which is generally governed by a detailed set of investment guidelines, including overall objectives, risk limits (where appropriate) and diversification requirements that fall within our overall investment policies and guidelines, including but not limited to exposures to eligible securities, prohibited investments/transactions, credit quality and general concentration limits. The Investment Group has a surveillance program to manage the aggregation of individual manager portfolios relative to the SAA Benchmarks and Authorities Framework.
Investment performance
See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Investment Performance,” for discussion of our investment performance.
Investment portfolio credit ratings, duration and maturity profile
It is our policy to operate the combined P&C and Life (“aggregate”) fixed income portfolio with a minimum weighted average credit rating of Aa3/AA-. See Item 1A, “Risk Factors,” for a discussion on ratings downgrades. The aggregate credit rating is determined based on the weighted average rating of securities, where the average credit rating, where available, from Standard & Poor’s (“S&P”), Moody’s Investors Service (“Moody’s”) and Fitch Ratings (“Fitch”) is allocated to each security. The weighted average credit rating of the aggregate fixed income portfolio was Aa3/AA- and Aa2/AA as of December 31, 2013 and 2012. U.S. agencies and Agency RMBS paper, whether with implicit or explicit government support, reflect the credit quality rating of the U.S. government for the purpose of these calculations.
We did not have an aggregate direct investment in a single corporate issuer in excess of 5% of shareholders’ equity as of December 31, 2013 or 2012. Corporate issuers represent our direct exposure to fixed maturities and short-term investments of the parent issuer and its subsidiaries. These exposures exclude asset and mortgage-backed securities that were issued, sponsored or serviced by the parent and government-guaranteed issues, but do include covered bonds. Covered Bonds that are included are senior secured debt instruments issued by financial institutions and backed by over-collateralized pools of public sector or mortgage loans ("Covered Bonds").
The overall duration and currency denomination of the aggregate fixed income portfolio is managed relative to the respective SAA Benchmarks for the P&C and run-off life operations investment portfolios, both of which incorporate matching currency, and duration within a range, relative to liabilities. Duration is an indicator of the sensitivity of the price of a bond (or a portfolio of bonds) to changes in interest rates, reflecting the percentage change in price for a 100 basis point change in all global yield curves. Management believes that the duration of the aggregate fixed income portfolio is the best single measure of interest rate risk for the aggregate fixed income portfolio.
The maturity profile of the aggregate fixed income portfolio is a function of the maturity profile of estimated loss payments from our liabilities, our capital and expected operating cash flows and, to a lesser extent, the maturity profile of common fixed income benchmarks. For further information on the maturity profile of the fixed income portfolio, see Item 8, Note 5, “Investments,” to the Consolidated Financial Statements included herein.
Enterprise Risk Management
Risk Management Framework
We face strategic and operational risks related to, among others: underwriting activities, financial reporting, changing macroeconomic conditions, investment risks, reserving estimates, changes in laws or regulations, information systems, business interruption and fraud. Our global P&C business, run-off life operations and investment portfolios each have their own set of risks (see Item 1A, “Risk Factors,” for a discussion of such risks). From time to time, these risks may exhibit greater levels of correlation than might be expected over the longer term due to the presence of, to a greater or lesser degree, some common internal or external risk drivers embedded in our businesses that may manifest themselves simultaneously. An enterprise view of risk is required to identify and manage the consequences of these common risks and risk drivers on our profitability, capital strength and liquidity.
Our enterprise risk management (“ERM”) initiatives are led by the Chief Enterprise Risk Officer (“CERO”), who is a member of our leadership team, and who reports to our Chief Executive Officer. The CERO also acts as a liaison between our Enterprise Risk Committee (“ERC,” as discussed below) and the XL-Ireland Board (or its committees), with respect to risk matters. All of our employees are expected to assist in the appropriate and timely identification and management of risks and to enhance the quality and effectiveness of ERM.
Our ERM framework is designed to allow us to identify and understand material risk concentrations, including concentrations that have unattractive risk/reward dynamics so that prompt, appropriate, corrective or mitigating actions can be taken. To do this, we have risk management committees and processes to serve as points of managerial dialogue and convergence across our businesses and functional areas, to create risk aggregation methodologies and to develop specific risk appetites to coordinate the identification, vetting and discussion of risk topics and metrics. As part of our ERM activities, we apply a suite of stress tests, tools, risk indicators, metrics and reporting processes that examine the consequences of low probability/high severity events (including those related to emerging risks) in order to take mitigating actions where required.
Risk Governance
Risk governance relates to the processes by which oversight and decision-making authorities with respect to risks are granted to individuals within the enterprise. Our governance framework establishes accountabilities for tasks and outcomes as well as escalation criteria. Governance processes are designed to ensure that transactions and activities, individually and in the aggregate, are carried out in accordance with our risk policies, philosophies, appetites, limits and risk concentrations, and in a manner consistent with expectations of excellence, of integrity, accountability and client service.
With respect to the responsibilities relating to ERM, the RFC:

•
Oversees ERM activities, including the risk management framework employed by management. In light of the overall risk management framework, the RFC (i) reviews the methodology for establishing our overall risk capacity; (ii) reviews the policies for the establishment of risk limit frameworks, and adherence to such limits; and (iii) reviews and approves enterprise risk limits.

•
Oversees our compliance with any significant enterprise risk limits, authorities and policies. The RFC evaluates what actions to take with respect to such enterprise limits, authorities and policies, and approves any exceptions thereto from time to time as necessary.

•	Reviews our overall risk profile and monitors key risks across our organization as a whole, which may involve coordination with other committees of the Board from time to time as appropriate.

•	Reviews our process controls over model use and development with respect to model risk and model effectiveness, accuracy, and propriety.

•	Monitors our risk management performance and obtains reasonable assurance from management that our risk management policies are effective and are being adhered to.

The review of our overall risk appetites and the evaluation of the risk impact of any material strategic decision being contemplated, including consideration of whether such strategic decision is within the risk profile established by us, is conducted by the full Board. “Risk appetites,” as referred to above, are broad statements used to guide our risk and reward preferences over time, all consistent with, among other factors, business prudence, market opportunities, the underwriting pricing cycle and investment climate. Risk appetites are regularly monitored and can change over time in light of the above. See “Risk Appetite Management” below.
Management oversight of ERM is performed, in part, via a centralized management ERC, which is chaired by the CERO. The ERC is comprised of senior management from our businesses and functions and is charged with developing and monitoring enterprise risk policies, risk appetites, risk limits (and compliance with such limits) and risk aggregations, and identifying key emerging risks and ways to mitigate such risks.
In addition to the ERC, we have established a framework of separate yet complementary ERM subcommittees, each focusing on particular aspects of ERM. These subcommittees include:

•
Economic Capital Model Subcommittee: This subcommittee oversees the development of economic capital models that support ERM activities, and helps set priorities and manage resources related to such models. It reviews assumptions and related methodologies used within our economic capital models, including assessments of model validation, model control and model risk.

•	Liability Risk Subcommittee: This subcommittee supports and assists the ERC’s identification, measurement, management, monitoring and reporting of key underwriting liability and emerging risks.

•
Asset Risk Subcommittee: This subcommittee assists the ERC in its responsibilities in relation to governance and oversight of asset-related risks across the Company, including the investment portfolio. Among its activities are (a) involvement in policy decisions on modeling and quantification of risk measurements; and (b) providing an interpretation and assessment of asset-related risks, with a particular focus on market-related risks. Further, the subcommittee is responsible for coordinating on a regular basis with the Credit Risk Subcommittee of the ERC on asset-related credit risks.

•
Credit Risk Subcommittee: This subcommittee develops and implements the metrics and supporting framework for allocation of credit risk capacity across major business units and functions, including the amount and types of credit exposure.

•
Operational Risk Subcommittee: This subcommittee supports the ERC’s identification, measurement, management and oversight of key operational risks through its oversight of key operational risk management processes and through its review of related operational risk indicators, trends and metrics.

In addition to the above, risk management subcommittees within certain of our businesses function to ensure that risk is managed in accordance with the risk limits, guidelines and tolerances that we have allocated to them.
Risk Appetite Management
Our risk appetite framework guides our strategies relating to, among other things, capital preservation, earnings volatility, capital at risk, operational loss, liquidity standards, claims paying rating and capital structure. This framework also addresses our tolerance to risks from material individual events (e.g., natural or man- made catastrophes such as terrorism), our investment portfolio and realistic disaster scenarios that cross multiple lines of business (and risks related to some or all of the above that may occur concurrently).
In relation to event risk management, we establish net underwriting limits for individual large events as follows:

1.
We impose limits for each natural catastrophe peril region at a 1% tail value at risk (“TVaR”) probability. This statistic indicates the average amount of net loss expected to be incurred if a loss above the 1% exceedance probability level has occurred.

2.
For each event type other than natural catastrophes, we impose limits at a 1% exceedance probability. If we were to deploy the full limit, for any given event type, there would be a 1% probability that an event would occur during the next year that would result in a net underwriting loss in excess of the limit.

3.
We also impose limits for certain other event types at a 0.4% exceedance probability as described in further detail below. If we were to deploy the full limit, for any such given event type, there would be a 0.4% probability that an event would occur during the next year that would result in a net underwriting loss in excess of the limit.

For planning purposes and to calibrate 2014 risk tolerances, we set our underwriting limits as a percent of September 30, 2013 Adjusted Tangible Shareholders’ Equity (“Adjusted Tangible Shareholders’ Equity”). Adjusted Tangible Shareholders’ Equity is defined as Total Shareholders’ Equity less (i) Goodwill and Other Intangible Assets and less (ii) Accumulated Other Comprehensive Income. These limits may be recalibrated, from time to time, to reflect material changes in Total Shareholders’ Equity that may occur after September 30, 2013, at the discretion of management and as overseen by the Board.
Tiered risk tolerances are set for natural catastrophes, terrorism, other realistic disaster scenarios, country risk, longevity risk and pandemic risk. In setting our risk tolerances we consider such factors as:

•	Anticipated risk adjusted returns;

•	Strategic risk preferences;

•	Relativity to peers;

•	Shareholder expectations;

•	Robustness of exposure assessment methodology; and

•	Projected enterprise loss potential.
Per event 1% TVaR underwriting limits for North Atlantic Windstorm are set at a level not to exceed approximately 22% of Adjusted Tangible Shareholders’ Equity. Per event 1% TVaR underwriting limits for North American Earthquake are set at a level not to exceed approximately 20% of Adjusted Tangible Shareholders’ Equity. Per event 1% TVaR underwriting limits for all other natural catastrophe peril regions are set below the per event 1% TVaR limits described above.
The largest of the per event 1% exceedance probability underwriting limits for terrorism and other realistic disaster scenarios are set at a level not to exceed approximately 13.5% of Adjusted Tangible Shareholders’ Equity; limits at the per event 1% exceedance probability for the remaining terrorism and realistic disaster scenarios are set below this level.
The largest of the per event 1% exceedance probability underwriting limits for country risk are set at a level not to exceed approximately 6% of Adjusted Tangible Shareholders’ Equity.
The largest of the per event 1% exceedance probability underwriting limits for longevity risk and pandemic risk are set at a level not to exceed approximately 7.5% of Adjusted Tangible Shareholders’ Equity.
The largest of the per event 0.4% exceedance probability underwriting limits for certain terrorism events are set at a level not to exceed approximately 18% of Adjusted Tangible Shareholders’ Equity; limits at the per event 0.4% exceedance probability for the remaining terrorism event scenarios are set below this level.
The largest of the per event 0.4% exceedance probability underwriting limits for longevity risk and pandemic risk are set at a level not to exceed approximately 10% of Adjusted Tangible Shareholders’ Equity.
In all instances, the above referenced underwriting limits reflect pre-tax losses net of reinsurance and include inwards and outwards reinstatement premiums related to the specific events being measured. The limits do not contemplate underwriting profits expected to be generated in the absence of catastrophic loss activity.
In setting underwriting limits, we also consider such factors as:

•	Correlation of underwriting risk with other risks (e.g., asset/investment risk, operational risk, etc.);

•	Model risk and robustness of data;

•	Geographical concentrations;

•	Exposures at lower return periods;

•	Expected payback period associated with losses;

•	Projected share of industry loss; and

•	Annual aggregate losses for natural catastrophes at various return periods including a 1% exceedance probability and a 1% TVaR level on both a peril region basis and a portfolio basis.
Loss exposure estimates for all event risks are derived from a combination of commercially available and internally developed models together with the judgment of management, as overseen by the XL-Ireland Board. Actual incurred losses may vary materially from our estimates. Factors that can cause a deviation between estimated and actual incurred losses may include:

•	Inaccurate assumptions of event frequency and severity;

•	Inaccurate or incomplete data;

•
Changing climate conditions that may add to the unpredictability of frequency and severity of natural catastrophes in certain parts of the world and create additional uncertainty as to future trends and exposures;

•	Future possible increases in property values and the effects of inflation that may increase the severity of catastrophic events to levels above the modeled levels;

•
Natural catastrophe models that incorporate and are critically dependent on meteorological, seismological and other earth science assumptions and related statistical relationships that may not be representative of prevailing conditions and risks, and may therefore misstate how particular events actually materialize, causing a material deviation between forecasted and actual damages associated with such events; and

•	A change in the judicial climate.
For the above and other reasons, the incidence, timing and severity of catastrophes and other event types are inherently unpredictable and it is difficult to estimate the amount of loss any given occurrence will generate. As a consequence, there is material uncertainty around our ability to measure exposures associated with individual events and combinations of events. This uncertainty can cause actual exposures and losses to deviate from those amounts estimated, which in turn can create a material adverse effect on our financial condition and results of operations and may result in substantial liquidation of investments, possibly at a loss, and outflows of cash as losses are paid. For this reason, we carry capital in addition to that required by the specific limits described even if it is in excess of rating agency and regulatory required capital.
For a further discussion on risk appetite management see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Key Focuses of Management.”
Impact of ERM Processes
We believe that our ERM processes improve the quality and timeliness of strategic decisions, enhance the integration of strategic initiatives with the risks related to such initiatives and act as catalysts to improve risk awareness and informed action by us. We believe that the integration of ERM with existing business processes and controls optimizes the risk/reward characteristics of business strategies, enhances our overall risk management culture, and is central to our capital allocation process.
In addition, our ERM processes complement our overall internal control framework by helping to manage an organization of our size and the variety of our businesses, investment activities and geographical reach. However, internal controls and ERM can provide only reasonable, not absolute, assurance that control objectives will be met. As a result, the possibility of material financial loss remains in spite of our ERM activities. An investor should carefully consider the risks and all information set forth in this report including the discussion included in Item 1A, “Risk Factors,” Item 7A, “Quantitative and Qualitative Disclosure About Market Risk,” and Item 8, “Financial Statements and Supplementary Data.”
Regulation
Our operating subsidiaries are subject to regulation and supervision in each of the jurisdictions in which they are domiciled and licensed to conduct business. Generally, regulatory authorities can have broad supervisory and administrative powers over such matters as licenses, fitness of management, standards of solvency, material transactions between affiliates, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid losses and loss adjustment expenses, claims handling, reinsurance, minimum capital and surplus requirements and/or risk based capital standards, dividends and other distributions to shareholders, periodic examinations and annual and other report filings or notifications. See Item 8, Note 23, “Statutory Financial Data,” to the Consolidated Financial Statements included herein. In general, such regulation is for the protection of policyholders rather than shareholders. We cannot predict the potential effect that any new regulations would have on our operating subsidiaries or on our business, results of operations, cash flows or financial condition. See “Risk Factors – The regulatory regimes under which we operate, and potential changes thereto, could have a material adverse effect on our business.” A summary of certain regulatory requirements in the key jurisdictions in which we operate follows.
In addition, XL-Ireland, our ultimate holding company, is domiciled in Ireland. Although XL-Ireland is not an Irish regulated operating entity, the Central Bank of Ireland ("CBI") has informed us that it will be our group supervisor under Solvency II. Adopted by the European Parliament in April 2009, Solvency II is a European Union ("E.U.") directive covering the capital adequacy and risk management of, and regulatory reporting for, European-based (re)insurers. The Omnibus II directive, which was agreed to by the European Commission, the European Parliament and the Council of Ministers, sets a

Solvency II implementation date of January 1, 2016. The CBI and Prudential Regulation Authority (“PRA”) have issued proposed interim reporting guidelines on applying the European Insurance and Occupational Pensions Authority (“EIOPA”) guidelines for authorized firms to ensure their eventual readiness for Solvency II.
As an Irish public company, XL-Ireland is subject to reporting requirements and certain restrictions under Irish company law. See “Management’s Discussion & Analysis of Financial Condition—Holding Company Liquidity” and Item 8, Note 23, “Statutory Financial Data,” to the Consolidated Financial Statements included herein.
Ireland
Our Irish regulated operating subsidiary, XL Re Europe SE, is subject to the regulatory framework established by the CBI. It is required to, among other matters:

•	maintain an adequate solvency margin and guarantee fund;

•	submit quarterly and annual regulatory returns as well as ad hoc reporting of certain material transactions; and

•	obtain regulatory pre-approval of certain transactions, such as payment of dividends or acquisitions and disposals of the ownership/voting rights of (re)insurance companies.
The CBI has minimum competency and fitness and probity requirements that seek to ensure that regulated entities are run, in its view, by those with appropriate professional qualifications or experience, with regulatory pre-approval required for certain key roles. The CBI’s code of corporate governance includes prescriptive rules regarding board role and composition, the establishment and operation of board sub-committees and the approval of risk appetites and the monitoring and reporting of risks. In addition, the CBI has broad supervisory and administrative powers over capital and surplus requirements and the declaration, and payment, of dividends or other distributions. Our Irish operating subsidiary is required to seek prior approval from the CBI to reduce its share capital or to pay dividends.
United Kingdom
Our U.K. regulated operating subsidiaries are regulated by the PRA and the Financial Conduct Authority (“FCA”). The PRA’s Handbook of Rules and Guidance covers all aspects of regulation including capital adequacy, financial and non-financial reporting, payment of dividends and certain other activities of U.K. regulated firms. The PRA’s Approved Persons regime also subjects certain of our employees and directors to PRA regulation regarding their “fitness”. The FCA aims to ensure that the financial services markets function well with three operational objectives, namely, to secure an appropriate degree of protection for consumers, to protect and enhance the integrity of the UK financial system and to promote effective competition in the interests of consumers. Our Lloyd’s managing agency, its managed syndicate and its associated corporate capital vehicle are subject to additional Lloyd’s requirements.
Other European Union
Our network of offices in the European Union consists mainly of branches of Irish, U.K. and Bermuda companies and these offices are principally regulated under applicable legislation or directives from their home jurisdictions.
Bermuda Operations
The Insurance Act 1978 of Bermuda and related rules and regulations, as amended (the “Bermuda Act”), regulates our Bermuda (re)insurance operating subsidiaries, which must be registered as (re)insurers by the Bermuda Monetary Authority (the “BMA”). The Bermuda Act imposes on Bermuda (re)insurance companies, solvency and liquidity standards, certain restrictions on the declaration and payment of dividends and distributions, certain restrictions on the reduction of statutory capital, auditing and reporting requirements, and grants the BMA powers to supervise and, in certain circumstances, to investigate and intervene in the affairs of (re)insurance companies.
Certain of our Bermuda regulated (re)insurance companies are required to prepare and file annual audited GAAP or International Financial Reporting Standards financial statements, as well as annual statutory financial returns, annual capital and solvency returns and quarterly financial returns.
Bermuda regulated general business (re)insurers are required to maintain available statutory capital and surplus at a level equal to or in excess of their enhanced capital requirement (“ECR”). The applicable ECR is established by reference to either the Bermuda Solvency Capital Requirement (“BSCR”), which employs a standard mathematical model that can relate more accurately the risks taken on by (re) insurers to the capital that is dedicated to their business, or a BMA-approved internal capital model. The BMA has also established a target capital level (“TCL”) for each (re)insurer equal to 120% of its ECR. While (re)insurers are not required to maintain their statutory capital and surplus at this level, the TCL acts as an early warning tool for the BMA and failure to maintain statutory capital at least equal to TCL will likely result in increased BMA regulatory oversight. Our Bermuda regulated (re)insurers use the BSCR model to calculate their solvency requirements. The implementation of the ECR for Bermuda regulated long-term (re)insurers will be phased in over a three-year period whereby the applicable ECR for the financial year ending 2013 shall be 50% of the amount determined by the BSCR or an approved internal capital model.
Under the Bermuda Companies Act 1981, as amended, a Bermuda company may not declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than its liabilities. Under the Bermuda Act, a Class 4 (re)insurer is prohibited from declaring or paying any dividends of more than 25% of its total statutory capital and surplus unless it certifies to the BMA that it will continue to meet its minimum solvency margin and minimum liquidity ratio. In addition, neither Class 4 (re)insurers nor certain long-term (re)insurers may reduce their total statutory capital by 15% or more unless they have received the prior approval from the BMA.
The BMA introduced amendments to the Bermuda Act to create a new class of special purpose insurer (“SPI”) specifically to write sophisticated, fully-funded insurance and reinsurance transactions. SPIs are required to file with the BMA annual statutory financial statements but are not required to file an annual loss reserve specialist opinion. The BMA has the discretion to modify such SPI’s accounting requirements under the Bermuda Act.

Bermuda (re)insurers are required to comply with the BMA's Insurance Code of Conduct which establishes duties, requirements and standards to be complied with to ensure each (re)insurer implements sound corporate governance, risk management and internal controls. Non-compliance with the BMA’s Insurance Code of Conduct could result in intervention by the BMA.
United States
In the United States, we are subject to extensive regulation in the jurisdictions in which we conduct our business. The state legislatures and/or state (re)insurance regulators consider or enact laws or regulations that may alter or increase the regulation of (re)insurance companies and (re)insurance holding companies. State laws and regulations that are adopted or amended may be more restrictive than current laws and regulations and may affect our operations, financial condition through lower revenue and/or higher costs of compliance and could adversely affect our results of operations and limit our growth. For example, regulators may choose to restrict the ability of subsidiaries to make payments to their parent companies, reject rate increases or increase the statutory capital requirements of our operating subsidiaries.
There are a number of proposals to amend state insurance laws and regulations in ways that could affect our insurance operating subsidiaries. The National Association of Insurance Commissioners (“NAIC”) has recently adopted or amended model laws on holding company regulation that would provide for supervision of insurers at the corporate group level. Although such changes are only beginning to be considered or adopted by individual state regulators, it can be expected that most state regulators will ultimately adopt them in some form. The various proposals to implement group supervision include uniform standards for insurer corporate governance, group-wide supervision of insurance holding companies, adjustments to risk-based capital calculations to account for group-wide risks and additional regulatory and disclosure requirements for insurance holding companies.
Additionally, the NAIC has undertaken the Solvency Modernization Initiative (“SMI”), which focuses on a review of insurance solvency regulations throughout the U.S. financial regulatory system and will lead to a set of long-term solvency modernization goals. SMI is broad in scope, but the NAIC has stated that its focus will include the U.S. solvency framework, group solvency issues, capital requirements, international accounting and regulatory standards, reinsurance and corporate governance.
Currently, our U.S. regulated operating subsidiaries are required to file detailed annual and, in most states, quarterly reports with state insurance regulators in each of the states in which they are licensed or accredited. In addition, these subsidiaries’ operations and accounts are subject to financial condition and market conduct examination at regular intervals by state regulators. The most recent financial condition examination for our seven U.S. property/casualty insurance and reinsurance subsidiaries was completed in June of 2012 and covered the five-year period ended December 31, 2010. The reports issued by the three states of domicile at the time of the examination (New York, Delaware and North Dakota) concluded that all findings from the prior examination had been effectively addressed, and no new findings were reported. Effective July 1, 2013, Indian Harbor Insurance Company, an eligible surplus lines insurer, was re-domiciled from North Dakota to Delaware. XL Life Insurance and Annuity Company, an Illinois-domiciled life insurer, is currently undergoing a financial conduct examination for the five-year period ended December 31, 2012.

Our U.S. regulated operating subsidiaries are subject to various state statutory and regulatory restrictions that limit the amount of dividends that may be paid from earned surplus without prior approval from regulatory authorities. These restrictions differ by state, but are generally based on a calculation of the lesser of 10% of statutory surplus or 100% of “adjusted net investment income” to the extent that it has not previously been distributed.
While the U.S. federal government currently does not directly regulate the insurance business in the U.S. (other than for flood, nuclear and reinsurance of losses from terrorism), federal legislation and administrative policies can affect the insurance industry. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was passed into law. Dodd-Frank requires the creation of a Federal Insurance Office within the Treasury Department that will be focused on national coordination of the insurance sector, systemic risk mitigation and international regulatory cooperation. Although the Federal Insurance Office currently does not directly regulate the insurance industry, under Dodd-Frank it has the power to preempt state insurance regulations that are inconsistent with international agreements regarding insurance regulation, subject to certain exceptions. On December 14, 2013, the Federal Insurance Office submitted a report to Congress as required under Dodd-Frank on improving U.S. insurance regulation. The report raises concerns about states' regulation of multi-state insurers and proposes that insurers need to be supervised on a consolidated basis at the federal level, which would improve uniformity, efficiency and consistency, and would result in uniform supervision of insurance firms with national and global activities. As the Federal Insurance Office does not have regulatory authority, the recommendations in its report could be viewed as advisory in nature. Most suggestions for U.S. federal standards and involvement in insurance regulation would require U.S. Congressional action. Whether the recommendations will be implemented, altered considerably, or delayed for an extended period is uncertain.
Other International Operations
We have a number of regulated operating subsidiaries outside of the European Union, Bermuda and the United States. The degree of regulation in foreign jurisdictions can vary and licenses issued by foreign authorities are subject to modification or revocation for cause by such authorities. Our subsidiaries could be prevented, for cause, from conducting business in certain of the jurisdictions where they currently operate. While most countries impose licensing, solvency, auditing and financial reporting requirements, the type and extent of the requirements differ substantially. Key areas where country regulations may differ include: (i) the type of financial reports to be filed; (ii) a requirement to use local intermediaries; (iii) the amount of reinsurance permissible; (iv) the scope of any regulation of policy forms and rates; and (v) the type and frequency of regulatory examinations.
In addition to these requirements, our foreign operations are also regulated in various jurisdictions with respect to currency, amount and type of security deposits, amount and type of reserves, amount and type of local investment and limitations on the share of profits to be returned to policyholders on participating policies. A summary of certain regulatory requirements in Switzerland, Latin America and China follows.
Switzerland
Supervision of our Swiss regulated operating subsidiaries is carried out by the Federal Financial Market Supervisory Authority (“FINMA”). The supervisory regime currently comprises both Solvency I requirements and Solvency II type requirements (“Swiss Solvency Test”), the latter of which impose higher capital requirements. Furthermore, direct insurers and insurance branches of foreign legal entities operating in Switzerland have to comply with “tied assets” requirements. Reinsurance branches of foreign legal entities are exempt from supervision by FINMA and are supervised by the country in which they are domiciled.
The Swiss supervisory regime was considered in EIOPA’s first wave of third country equivalence assessment for Solvency II. EIOPA advised that Switzerland meets the criteria set out in EIOPA’s methodology for equivalence assessments for Article 172 (equivalence for reinsurance supervision) and Article 260 (equivalence for third country group supervision), with certain caveats. For Article 227 (Calculating group solvability), the Swiss regulatory regime was assessed as equivalent, with no caveats.
In September 2012, FINMA and EIOPA signed a Memorandum of Understanding (“MoU”) regarding cooperation in supervision, in particular for insurance groups with international activities in the European Economic Area and Switzerland. The MoU creates a formal basis for cooperation in the following areas: group supervision, assistance in the work of EEA and FINMA colleges of supervisors, action required in emergency situations, safeguarding financial stability by monitoring and assessing risks, interconnectedness and conducting stress tests. This MoU will not modify or supersede any laws or regulatory requirements in force and will not affect any arrangements under the MoU that have previously been signed between FINMA and other national supervisory authorities of the EEA.

Latin America
We have both insurance and reinsurance operations in the Latin American region, with local companies writing business in Brazil and Mexico and representative offices in Argentina and Colombia. Other than the Colombia representative office and a services branch in Mexico, all the legal entities in the region are subsidiaries. In regions other than Brazil and Mexico, we act as a foreign reinsurer. Nearly all regulators in the Latin America region require foreign reinsurers to be registered or licensed to accept reinsurance business.
The extent of regulation in the region varies significantly in the countries in which we conduct business. Typically, each country has regulations relating to solvency, auditing, internal controls and financial reporting, but the type and extent of the requirements differs substantially. Other regulations in the region that impact our operations but are not specific to insurance or reinsurance include those relating to foreign currency exchange control, data protection legislation, anti-money laundering and other financial crimes and sanctions.
China
Our Chinese regulated operating subsidiary is regulated by the China Insurance Regulatory Commission (the “CIRC”) under the People’s Republic of China Insurance Law. CIRC’s regulatory regime includes requirements relating to licensing, capital, solvency, reserves, reinsurance, transactions between affiliates, approval and filing of policy wordings and rates, corporate governance, disclosure and periodic reporting. To carry on (re)insurance business in a foreign currency, the subsidiary is also subject to licensing and foreign currency exchange control by the State Administration of Foreign Exchange.
Employees
At December 31, 2013, we had 4,291 employees. At that date, 143 of our employees were represented by workers’ councils and 454 of our employees were subject to industry-wide collective bargaining agreements in several countries outside the United States.
Available Information
The public can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.
Our website address is http://www.xlgroup.com. The information contained on our website is not incorporated by reference into this Annual Report on Form 10-K or any other of our documents filed with or furnished to the SEC.
We make available free of charge, including through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Upon written or oral request, we will promptly deliver, without charge, to any shareholder a copy of the Annual Report on Form 10-K. Requests for copies should be submitted to the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902 or (203) 964-5500.
We have adopted Corporate Governance Guidelines, written charters for each of the Audit Committee, the Management Development and Compensation Committee, the Nominating, Governance and External Affairs Committee and the Risk and Finance Committee, as well as a Code of Conduct and a related Compliance Program. Each of these documents is posted on our website at http://www.xlgroup.com, and each is available in print to any shareholder who requests it by writing to us at Investor Relations Department, XL Group plc, 100 Washington Boulevard, Stamford, CT 06902, United States of America.
We intend to post on our website any amendment to, or waiver of, a provision of our Code of Conduct that applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller or persons performing similar functions and that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K under the Securities Act of 1933, as amended.
We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on the website in the “Investor Relations” section. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.